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                                                               Exhibit 99(r)(ii)

Exhibit 99(r)(ii)

                        MADISON INVESTMENT ADVISORS, INC.
                             MADISON SCOTTSDALE, LC
                          MADISON ASSET MANAGEMENT, LLC
                          CONCORD ASSET MANAGEMENT, LLC
                                  MOSAIC FUNDS
                  MOSAIC EQUITY TRUST, MOSAIC INCOME TRUST AND
                              MOSAIC TAX-FREE TRUST

                                 CODE OF ETHICS
                               Effective May 2004

1. STATEMENT OF GENERAL PRINCIPLES.

All Advisory Employees have a duty at all times to place the monetary interests of clients and mutual fund shareholders before their own. In the conduct of their own personal securities transactions and financial affairs, Advisory Employees must act in accordance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the employee's position of trust and responsibility toward our clients. Advisory Employees must strive to avoid even the appearance of impropriety. Advisory Employees must never take inappropriate advantage of their position and must avoid any situation that might call into question their exercise of fully independent judgment.

2. SECURITIES TRADING ACCOUNTS

Advisory Employees may maintain one or more accounts with a broker dealer.

INITIAL HOLDINGS REPORTS. No later than 10 days after employment, each Advisory Employee must provide an initial holdings report to the applicable Compliance Department. For Madison Investment Advisors, Inc., Madison Scottsdale, Madison Asset Management and Mosaic Funds, the address is to the Madison/Mosaic Compliance Department, 8777 N. Gainey Center Drive, Suite 220, Scottsdale, AZ 85258. For Concord Asset Management, the address is to the Concord Compliance Dept., Attn: Sara Gloss, 150 South Wacker Drive, Suite 350, Chicago, IL 60606. The initial holdings report must contain the following:

   - The title, number of shares and principal amount of each security owned (except Exempt Securities) either directly or beneficially;
   - The name and address of your broker/dealer or bank where you maintain your securities account; and
   -    The date you submit your report.

Alternatively, you may provide your most recent brokerage statement(s) (together with any confirms of transactions occurring since the date of the statement(s)) to satisfy the Initial Holdings Report requirement.

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QUARTERLY TRANSACTION REPORTS. You must arrange for your broker to provide duplicate quarterly statements and duplicate transaction confirmations to the applicable Compliance Department referenced above (either Scottsdale or Chicago).

3. UNRESTRICTED SECURITIES ACTIVITIES OF ADVISORY EMPLOYEES

   a. Except for fluctuating value registered funds advised or subadvised by our firm (Mosaic Funds, certain Atlas Funds and any closed-end funds) you may purchase and sell shares of open-end investment companies ("mutual funds") without restriction for your personal accounts. These are considered Exempt Securities.
   b. You may purchase and sell money market securities without restriction for your personal accounts. These are considered Exempt Securities.
   c. You may purchase and sell direct obligations of the U.S. government without restriction for your personal accounts. These are considered Exempt Securities.
   d. (i) You may purchase and sell up to 250 shares of New York Stock Exchange or NASDAQ Stock Exchange traded securities of companies that have a market capitalization of at least $10 billion and up to 500 shares of New York Stock Exchange or NASDAQ Stock Exchange traded securities of companies that have a market capitalization of at least $100 billion; or

        (ii) You may purchase and sell securities of companies that have an average daily trading volume of at least 5 million shares and a market capitalization of at least $5 billion provided that transactions do not exceed the lesser of 1/20th of 1% of the outstanding stock of such company or $50,000.

   - Note, however, that our Rules on Insider Trading prohibit you from buying securities if you are in possession of material inside information. If, for example, you know that we plan to trade a large block of one of these exempt securities (because, maybe, you were at the Investment Committee Meeting where the trade decision was made), your trade in advance of our client or mutual funds could result in a violation of these rules. Also, if you were to engage in a pattern of trading in this manner (i.e. more than an isolated instance of trading before Madison trades on behalf of clients or mutual funds), you will violate this Code.

   - Note also that these are NOT considered Exempt Securities, so although you need not preclear any transaction in these securities, you are still required to report them through duplicate confirmations and quarterly statements.

   e. You may purchase and sell major index-related securities (S&P 500 Index or Dow Jones Industrial Average Index, Mid-Cap 400 Index, Russell 2000 Index, Fortune 500 Index, ISDEX, etc.). These are NOT considered Exempt Securities, so although you need not preclear any transaction in these securities, you are still required to report them through duplicate confirmations and quarterly statements.

        SPECIAL CLEARANCE RULE FOR ACCESS PERSONS: The exemptions contained in paragraph d of this section are not necessarily available to Access

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        Persons. Access Persons must contact the preclearance officer before making any trades in securities held in or being considered for purchase by clients/mutual fund portfolios. After you contact the preclearance officer, he will let you know whether the firm will be making any major purchases or sales for clients or whether any mutual fund will be trading in a security. This means YOU MUST NOTIFY THE PRECLEARANCE OFFICER BEFORE YOU MAKE ANY TRADE (unless, of course, you have previously identified the security to the preclearance officer as one that you will "actively trade" and you have obtained preclearance as described in paragraph a of section 4 below). You may not trade until the preclearance officer has provided you with one of the following three responses: (i) he may preclear your trade as provided in paragraph a of section 4 below (this will generally be the case for securities not held by any client/mutual fund portfolio); (ii) he may deny you permission to trade in a security for a specified period; or (iii) he may instruct you that the firm will not be making any major purchases or sales in such security and no mutual fund will be trading in the security so that you can rely on the paragraph d exemptions above to trade for the next week. Your permission to trade under the paragraph d exemptions is available for only a week and you must contact the preclearance officer to determine whether you can continue to rely on the paragraph d exemptions for another week to engage in any subsequent transactions.

4. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES BY ADVISORY EMPLOYEES AND ACCESS PERSONS.

   a. You must PRECLEAR ALL SECURITIES TRADES not described in section 3 above (preclearance of Mosaic and Atlas trades is not required for trades that conform to the restrictions in paragraph (e) below) and PROVIDE DUPLICATE CONFIRMATIONS for all securities transactions to the Compliance Department (although you must provide duplicate confirmation of trades in Atlas funds managed by our firm, your direct Mosaic fund trade information is monitored from transfer agency records so no separate duplicate confirm is required for such investments unless your Mosaic shares are held through a brokerage account) detailing, at a minimum, the date of the transactions, the title and the number of shares, the principal amount of each security involved, the nature of the transactions (purchase, sale, etc.), the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected. To the extent any information is not contained in the duplicate confirmations, such information must be contained in the duplicate quarterly (or more frequent) statements provided to the Compliance Department. Preclearance must be done by a designated investment officer at Madison based on the determination of whether a security has traded, will trade or is under consideration by a client or mutual fund. THE PRECLEARANCE OFFICER SHALL DOCUMENT ORAL PRECLEARANCE, WHICH DOCUMENTATION SHALL BE FORWARDED TO THE COMPLIANCE DEPARTMENT FOR VERIFICATION AGAINST BROKER CONFIRMS AND QUARTERLY STATEMENTS.

        For purposes of documenting preclearance of certain trades by "active traders" (for purposes of this Code of Ethics, an "active trader" is one who frequently buys or sell the same securities or options thereon), you must preclear the first trade in the actively traded

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        security (or options thereon) and indicate to the preclearance officer that such security (or its options) will be actively traded. The preclearance officer shall maintain a list of "ACTIVELY TRADED SECURITIES" and alert you when continued active trading of any actively traded security must be discontinued.

        Unless you have precleared your trade as an "actively traded security", YOU MUST COMPLETE YOUR TRANSACTION WITHIN A WEEK OF PRECLEARANCE. If you do not complete your transaction within a week, you must obtain a new preclearance before you trade.

   b. You are prohibited from acquiring any securities in an initial public offering. This does not preclude the acquisition of securities in an initial public offering by the spouse or family member provided (i) such spouse or family member is employed by the company making the offering and (ii) he or she is offered the securities as a bona fide employee benefit. Also, you are not prohibited from acquiring any securities in an initial public offered through promotional means (Internet giveaway, etc.) if you have not provided any money or services in exchange for receiving such promotional securities.
   c. You must obtain permission in advance of any acquisition of securities in a private placement. To the extent you have participated in a private placement, you must disclose that investment to the compliance officer and the Madison preclearance officer in the event a client or mutual fund is considering investment in that issuer. Independent investment personnel with no personal interest in the issuer must approve any subsequent decision to purchase securities of that issuer.
   d. YOU MAY NOT PURCHASE OR SELL A SECURITY WHICH, TO YOUR KNOWLEDGE OR INFORMATION, IS UNDER CONSIDERATION AS AN ACQUISITION OR SALE BY A CLIENT OR ANY MUTUAL FUND OR IS IN THE PROCESS OF BEING ACQUIRED OR SOLD FOR A CLIENT OR MUTUAL FUND UNTIL 5 TRADING DAYS (NORMALLY 7 CALENDAR
        DAYS) BEFORE OR AFTER ALL SUCH PURCHASES OR SALES OF THE SECURITY ARE COMPLETED. ALL PURCHASES AND SALES OF SECURITIES NOT DESIGNATED AS UNRESTRICTED UNDER PARAGRAPH 3 ABOVE MUST BE ORALLY PRECLEARED WITH THE DESIGNATED OFFICER. Jay Sekelsky is the designated preclearance officer for employees working in or for the Madison office, Elliot Kauffman is the preclearance officer for employees working in or for the Scottsdale office and Ray DiBernardo is the preclearance officer for employees working in the Chicago office.

        Each preclearance officer shall provide a copy of the preclearance log created to document preclearance to the compliance officer at least quarterly. The compliance officer shall review duplicate confirmation and brokerage statements promptly upon receipt and document such review by dating and initialing such confirmations and statements. Richard Mason is the compliance officer for both the Madison and Scottsdale offices and Sara Gloss is the compliance officer for the Chicago office.

   e. You may not engage in frequent trading or market timing of fluctuating value registered funds advised or subadvised by our firm (Mosaic Funds, certain Atlas Funds and any closed-end funds). For purposes of this Code, "frequent trading or market timing" is considered making multiple "round-trips" in any fund within a thirty (30) day period. A "round-trip" consists of one or more investments and correlating redemptions. You may not engage in more than one such "round trip" within any calendar quarter. However, if

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        you established an automatic investment plan in any fund whereby you make regularly scheduled investments of the same amount of money in a fund on a periodic (quarterly, monthly or more frequent) basis, such investments are not considered the front-end of a round-trip since you do not control the timing of such investments. Likewise, other investments over which you have no control of the timing (e.g. new retirement plan contributions made by the firm or trustee-to-trustee transfers) are not subject to this prohibition, but existing fund investments that you control in your retirement plan are subject to this prohibition.

        This Code recognizes that the liquidity of your mutual fund investment may be one of the reasons you invested in the fund. This provision is solely designed to prevent market timing. If you need to make more than one round trip in a fund during any calendar quarter for personal liquidity needs, waivers of this prohibition may be considered upon request and may be approved by a majority of the firm's Investment Committee, which approval must be in writing and signed by one or more members of the Committee. Any waivers will be reported to the applicable mutual fund board.

        Daily transactions in the funds by all employees are logged and monitored. A summary of such transactions will be periodically communicated to the applicable fund boards.

        Although this Code permits you to make a limited number of "round trips" during the year, it is considered a violation of this Code to engage in short-term trading in any fund for the purposes of attempting to "time" the market. A pattern of making quarterly "round trips" may also indicate an attempt to "time" the market.

        EXAMPLE 1: You invest in a fund on January 2. On January 15 your car dies and you need to redeem your investment to buy a new car. You may redeem without violating the Code or requesting a waiver. If, however, on January 31, your favorite aunt gives you the money for the car and you want to put your money back into the fund before 30 days have elapsed since your January 15 redemption, you will need to request a waiver to reinvest before February 15.

        EXAMPLE 2: You invest in a fund on January 2. On January 4, you noticed that the price of the fund went up 25 cents a share and you want to redeem. While the transaction would technically fall under the acceptable guidelines permitting you to engage in the transaction without a waiver, the intent to capture short-term price fluctuation will be perceived as prohibited market timing of the fund. This transaction appears to be an abuse of our policy allowing one "round trip" during the quarter for reasons other than market timing and, as a result, may be considered a Code violation under the circumstances.

5. SPECIAL RULE FOR SIDE-BY-SIDE MANAGEMENT OF HEDGE FUND.

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To the extent Madison serves as the investment manager to any pooled fund engaged in options trading strategies and such fund is not registered under the Investment Company Act ("Hedge Fund"), it shall be treated as an account of an Access Person for purposes of its relationship to any open-end mutual funds advised or sub-advised by Madison. This Code recognizes that listed options on equity securities represent different securities than the equity securities themselves. To the extent Madison manages both a Hedge Fund and a registered investment company that employ the same or similar options strategies such that adherence to restrictions contained in paragraph 4(d) above would be impractical or unreasonable, the potential conflicts of interests that may arise by such side-by-side management shall be avoided by the requirement that no Hedge Fund may execute any transaction until the registered fund has completed its trades in any listed options or any long securities covering such options (provided, of course, that Hedge Fund trades in long securities remain subject to the "seven day restriction" of paragraph 4(d) with regard to open-end mutual funds managed by Madison).

6. GIFTS.

You may not accept cash "gifts" or other cash compensation of any kind in connection with their employment from any person or entity other than your employer. You may accept non-cash gifts (such as food, flowers, etc.) provided the value of such gifts do not exceed $100 per person per year and you may accept an occasional meal, ticket to a sporting event or theater, or comparable entertainment.

7. DIRECTOR SERVICE.

Access Persons are discouraged from serving on the Boards of Directors of publicly traded corporations. If an Access Person serves on the Board of Directors of any corporation being considered for purchase by a client or mutual fund, such Access Person shall not participate in any investment decision regarding that corporation's securities. This may preclude our clients or mutual funds from ever investing in the securities of such corporation while the Access Person serves on its Board of Directors.

8. ANNUAL REVIEW AND AFFIRMATIONS.

The Boards of Trustees of Mosaic Funds shall annually review this Code and any procedures developed hereunder for compliance with Rule 17j-1. Mosaic Funds shall prepare for the Board an annual written report that:

   - Describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about:
   -    material violations of the Code;
   -    sanctions imposed in response to the material violations; and
   - waivers of Code provisions or restrictions and reasons for any such waiver, demonstrating that such waivers did not permit an Access Person or Advisory Employee to engage in any fraud.

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   -    Certifies that each Mosaic Fund, Madison Investment Advisors, Inc.,
        Madison Asset Management, LLC, Madison Mosaic, LLC, Madison Scottsdale, LC, Concord Asset Management, LLC and Mosaic Funds Distributor, LLC has adopted procedures reasonably necessary to prevent Access Persons and Advisory Employees from violating this Code.

All Advisory Employees shall annually (i) affirm their understanding of this Code, (ii) confirm that they maintain no personal securities accounts other than those for which duplicate statements are being provided to the compliance department.

9. DEFINITIONS.

ACCESS PERSON. As used in this Code, the term "Access Person" shall mean any trustee, officer, general partner, or advisory person of the Funds. An Access Person generally refers to all Advisory Employees involved in the portfolio management function, including portfolio managers and securities analysts. The list of all Access Persons is maintained in the Funds' Compliance Manual.

The trading restrictions and reporting requirements contained in this Code shall not apply to an individual who is considered an Access Person because he is a trustee of the Funds but who is not an "interested person" of the Funds within the meaning of section 2(a)(19) of the Investment Company Act of 1940, except where such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Funds, should have known that, during the 15-day period immediately before or after any security transaction, such security is or was purchased or sold by the Funds or such purchase or sale by the Funds is or was considered by the Funds or their advisor.

In addition, the trading restrictions and reporting requirements contained in this Code shall not apply to an individual who is considered an Access Person with respect to transactions held in any account over which the person has no direct or indirect influence or control.

FUNDS. As used in this Code, the term "Funds" shall mean Mosaic Government Money Market, Mosaic Equity Trust, Mosaic Income Trust, Mosaic Tax-Free Trust and the individual portfolios thereunder, if any, collectively or individually, while the term "registered funds" shall mean the Funds and any other registered investment companies advised or subadvised by Madison Investment Advisors, Inc., Madison Mosaic, LLC, Concord Asset Management, LLC or Madison Scottsdale, LC.

ADVISORY EMPLOYEES. As used in this Code, the term "Advisory Employees" means you and the family members who live in your home. It also means all employees and officers of Madison Investment Advisors, Inc., Madison Scottsdale, LC, Madison Asset Management, LLC, Concord Asset Management, LLC, the Funds, Mosaic Funds Distributor, LLC and Madison Mosaic, LLC.

EXEMPT SECURITIES. As used in this Code, the term "Exempt Securities" means direct obligations of the US Government, bankers acceptances, bank certificates of deposit, commercial paper and

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high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end mutual funds.

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